INTERNATIONAL SHIPHOLDING CORPORATION PROVIDES UPDATE ON IMPLEMENTATION OF STRATEGIC PLAN

Mobile, Alabama, December 10, 2015 – International Shipholding Corporation (NYSE: ISH) (the “Company” or “ISH”) today provided an update on the implementation of its Strategic Plan. As announced on November 16, 2015, the Company has adopted a Strategic Plan to streamline the Company principally by focusing on its three core segments: the Jones Act, Pure Car Truck Carriers (“PCTC”), and Rail Ferry.  As the Company continues to implement its Strategic Plan, it intends to periodically provide the market with an update on its progress.

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The Company has executed a Memorandum of Agreement and Buyers have lodged the required deposit for the sale of the international-flag PCTC Glovis Countess.  Delivery of the vessel is scheduled to be completed by December 31, 2015.  Excess cash after debt payoff of approximately $16 million will be maintained by the Company for general corporate purposes.

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The Company has executed several Memoranda of Agreement for the sale of its 2 handysize vessels and 1 capesize vessel, for approximately $30 million.  Deliveries of the vessels are scheduled to be completed prior to January 31, 2016.  All net proceeds from the sale of these vessels will be used to pay down outstanding debt.

"	The Company is in discussions on the sale of its supramax vessel and its railcar service facility (FSI) in Mobile, AL. All net proceeds from the sales will be used to pay down outstanding debt.

Mr. Niels M. Johnsen, Chairman and Chief Executive Officer, stated, “As we continue to streamline International Shipholding, we are focused on completing the implementation of our Strategic Plan in an expeditious, but orderly, manner. We continue to market all of the remaining assets to be divested pursuant to our Strategic Plan, and we will provide further periodic updates as we continue to make progress towards our March 31, 2016 target for full implementation.

About International Shipholding Corporation

International Shipholding Corporation, through its subsidiaries, operates a diversified fleet of U.S. and International Flag vessels that provide worldwide and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts.

For more information about the company, please visit www.intship.com.

Contact:

The IGB Group

Bryan Degnan

(646) 673-9701

bdegnan@igbir.com

Leon Berman

(212) 477-8438

lberman@igbir.com

International Shipholding Corporation

Niels M. Johnsen, Chairman (212) 943-4141

Erik L. Johnsen, President (251) 243-9221

Manny Estrada, V. P. and CFO (251) 243-9082

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